CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Capital Management Investment Trust relating to the financial statements and financial highlights of Wellington Shields All-Cap Fund, a series of shares of beneficial interest in Capital Management Investment Trust. Such financial statements and financial highlights appear in the November 30, 2022 Annual Report to Shareholders.

/s/ BBD, LLP.

BBD, LLP

Philadelphia, Pennsylvania
March 25, 2024